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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of June 1, 1997 by and between C3, Inc., a North Carolina company with its principal office at 3800 Gateway Boulevard, Suite 310, Morrisville, North Carolina, 27560 (the "Company), and Jeff N. Hunter, an individual currently residing at ___________________________________________ ("Employee").

                              Statement of Purpose

         The Company wishes to obtain the services of Employee on the terms and conditions and with the additional benefits as set forth in this Agreement. Employee desires to be employed by the Company on such terms and conditions and with such benefits.

         Therefore, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

         1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions set forth in this Agreement.

         2. Term of Employment. The term of Employee's employment under this Agreement shall commence as of the date of this Agreement and shall continue on and through May 31, 1998; provided, however, that upon the successful completion by the Company of an initial public offering raising a minimum of eight million dollars ($8,000,000) (an "IPO"), the term of this Agreement shall be extended on and through May 31, 2000. Termination of employment shall be governed by Paragraph 7 of this Agreement, and unless terminated by either party as provided in Paragraph 7, this Agreement shall automatically, at the expiration of each then existing term, renew for successive one year terms.

         3. Position and Duties. The Employee shall serve as President and Chief Executive Officer of the Company. Employee will, under the direction of the Board of Directors, faithfully and to the best of his ability perform the duties as set out on Exhibit A hereto and such additional duties as may be reasonably assigned by the Board of Directors. Employee agrees to devote his entire working time, energy and skills to the Company while so employed.

         4. Compensation and Benefits. Employee shall receive compensation and benefits for the services performed for the Company under this Agreement as follows:

            (a) Base Salary. Employee shall receive a base salary of $110,000, payable in regular and equal monthly installments ("Base Salary"); provided, however, that upon the successful completion by the Company of an IPO, the Compensation Committee of


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         the Board of Directors may review the Employee's Base Salary and determine if an increase is warranted.

            (b) Employee Benefits. Employee shall receive such benefits as are made available to the other employees of the Company, including, but not limited to, life, medical and disability insurance, retirement benefits and such vacation as is provided to the other employees of the Company (the "Employee Benefits").

            (c) Incentive Compensation. Employee shall participate in such incentive plans as may be approved by the Board of Directors from time-to-time. The specific incentive compensation plans for 1998 are as set out on Exhibit B hereto.

         5. Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee specifically and directly related to the performance by Employee of the services under this Agreement.

         6. Withholding. The Company may withhold from any payments or benefits under this Agreement all federal, state or local taxes or other amounts as may be required pursuant to applicable law, government regulation or ruling.

         7. Termination of Employment.

            (a) Death of Employee. If the Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Term.

            (b) Termination for Just Cause. The Company shall have the right to terminate the Employee's employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for "Just Cause" shall include termination for the Employee's personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), written Company policy or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Company's business, misappropriation of the Company's assets (determined on a reasonable basis), or material breach of any other provision of this Agreement, provided that the Employee has received written notice from the Company of such material breach and such breach remains uncured thirty days after the delivery of such notice. In the event the Employee's employment under this Agreement is terminated for Just Cause, the Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.

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            (c) Termination Without Cause. The Company may terminate the
Employee's employment other than for "Just Cause," as described in Subsection
(b) above, at any time upon written notice to the Employee, which termination shall be effective immediately. In the event the Company terminates Employee pursuant to this Subsection (c), (i) the Employee will receive the highest amount of the annual cash compensation (including cash bonuses and other cash-based benefits, including for these purposes amounts earned or payable whether or not deferred) received from the Company during any of the three calendar years immediately preceding such termination ("Termination Compensation") in each year until the end of the Term, so long as the Employee complies with Sections 8, 9 and 10 of the Agreement and (ii) the Company shall take such action as may be required to vest any unvested benefits of the Employee under any employee stock-based or other benefit plan or arrangement. Such amounts shall be payable at the times such amounts would have been paid in accordance with Section 4. In addition, Employee shall continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Company generally are eligible, on the same terms as were in effect prior to Employee's termination, either under the Company's plans or comparable coverage, for all periods Employee receives Termination Compensation. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Sections 8, 9 or 10 of this Agreement, the Employee will not be entitled to receive any further compensation or benefits pursuant to this Section 7(c).

            (d) Change of Control Situations. In the event of a Change of Control of Company at any time after the date hereof, Employee may voluntarily terminate employment with Company up until twelve (12) months after the Change of Control for "Good Reason" and, subject to Section 7(f), (y) be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the then existing term, an amount equal to the Termination Compensation times 2.99, and (z) shall continue to participate in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of the Company generally are eligible, or comparable plans or coverage, for a period of two years following termination of employment by the Employee, on the same terms as were in effect either (A) at the date of such termination, or (B) if such plans and programs in effect prior to the Change of Control of Company are, considered together as a whole, materially more generous to the officers of Company, then at the date of the Change of Control. Any equity based incentive compensation (including but not limited to stock options, SARs, etc.) shall fully vest and be immediately exercisable in full upon a Change in Control, not withstanding any provision in any applicable plan. Any such benefits shall be paid by the Company to the same extent as they were so paid prior to the termination or the Change of Control of Company.


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            "Good Reason" shall mean the occurrence of any of the following events without the Employee's express written consent:

                  (i) the assignment to the Employee of duties inconsistent with the position and status of the Employee with the Company immediately prior to the Change of Control;

                  (ii) a reduction by the Company in the Employee's pay grade or base salary as then in effect, or the exclusion of Employee from participation in Company's benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the Term, or Company's failure to increase (within twelve (12) months of the Employee's last increase in base salary) the Employee's base salary in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executives entitled to participate in Company's executive incentive plans for which Employee was eligible in the preceding 12 months; or

                  (iii) an involuntary relocation of the Employee more than 50 miles from the location where the Employee worked immediately prior to the Change in Control or the breach by the Company of any material provision of this Agreement; or

                  (iv) any purported termination of the employment of Employee by Company which is not effected in accordance with this Agreement.

                  A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Company, becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Company representing 20% or more of the combined voting power of Company's then outstanding securities; or (ii) during the then existing term of the Agreement, as a result of a tender offer or exchange offer for the purchase of securities of Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any year period during such term constitute the Company's Board of Directors, plus new directors whose election by Company's shareholders is approved by a vote of at least two-thirds of the outstanding voting shares of the Company, cease for any reason during such year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of the


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         Company approve a merger or consolidation of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of the Company approve a plan of complete liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (v) any event which the Company's Board of Directors determines should constitute a Change of Control.

            (e) Employee's Right to Payments. In receiving any payments pursuant to this Section 7, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder, and such amounts shall not be reduced or terminated whether or not the Employee obtains other employment.

            (f) Reduction in Agreement Payments. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the "Agreement Payments"), together with any other payments that the Employee has the right to receive (such other payments together with the Agreement Payments are referred to as the "Total Payments"), would constitute a "parachute payment" as defined in
         Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (a "Parachute Payment"), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would be Parachute Payments. In the event the Company shall make an Agreement Payment to the Employee that would constitute a Parachute Payment, the Employee shall return such payment to the Company (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). For purposes of determining whether and the extent to which the Total Payments constitute Parachute Payments, no portion of the Total Payments the receipt of which Employee has effectively waived in writing shall be taken into account.

         8. Covenant Not to Compete. Employee agrees that during his employment with the Company and for a period of one (1) year following the termination of his employment with the Company, for whatever reason:

            (a) Employee shall not, directly or indirectly, own any interest in, manage, operate, control, be employed by, render advisory services to, or participate in the management or control of any business that operates in the same business as the


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         Company, which Employee and the Company specifically agree as the business of fabricating (wafering, preforming and faceting), marketing and distributing moissanite gemstones or other diamond simulants to the gem and jewelry industry (the "Business"), unless Employee's duties, responsibilities and activities for and on behalf of such other business are not related in any way to such other business's products which are in competition with the Company's products. For purposes of this section, "competition with the Company" shall mean competition for customers in the United States and in any country in which the Company is selling the Company's products at the time of termination. Employee's ownership of less than one percent of the issued and outstanding stock of a corporation engaged in the Business shall not by itself be deemed to be a violation of this Agreement. Employee recognizes that the possible restriction on his activities which may occur as a result of his performance of his obligations under Paragraph 8(a) are substantial, but that such restriction is required for the reasonable protection of the Company.

                  (b) Employee shall not, directly or indirectly, influence or attempt to influence any customer of the Company to discontinue its purchase of any product of the Company which is manufactured or sold by the Company at the time of termination of Employee's employment or to divert such purchases to any other person, firm or employer.

                  (c) Employee shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its suppliers.

                  (d) Employee shall not, directly or indirectly, solicit any employee of the Company to work for any other person, firm or employer.

         9. Confidentiality. In the course of his employment with the Company, Employee will have access to confidential information, records, data, customer lists, lists of product sources, specifications, trade secrets and other information which is not generally available to the public and which the Company and Employee hereby agree is proprietary information of the Company ("Confidential Information"). During and after his employment by the Company, Employee shall not, directly or indirectly, disclose the Confidential Information to any person or use any Confidential Information, except as is required in the course of his employment under this Agreement. Employee agrees to abide by the Company's policies and procedures for treatment of confidential information as may be adopted from time to time. All Confidential Information as well as records, files, memoranda, reports, plans, drawings, documents, models, equipment and the like, including copies thereof, relating to the Company's business, which Employee shall prepare or use or come into contact with during the course of his employment, shall be and

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remain the Company's sole property, and upon termination of Employee's employment with the Company, Employee shall return all such materials to the Company.

         10. Proprietary Information. Employee shall assign to the Company, its successors or assigns, all of Employee's rights to copyrightable works and inventions which, during the period of Employee's employment by the Company or its successors in business, Employee makes or conceives, either solely or jointly with others, relating to any subject matter with which Employee's work for the Company is or may be concerned ("Proprietary Information"). Employee shall promptly disclose in writing to the Company such copyrightable works and inventions and, without charge to the Company, to execute, acknowledge and deliver all such further papers, including applications for copyrights and patents for such copyrightable works and inventions, if any, in all countries and to vest title thereto in the Company, its successors, assigns or nominees. Upon termination of Employee's employment hereunder, Employee shall return to the Company or its successors or assigns, as the case may be, any Proprietary Information. The obligation of Employee to assign the rights to such copyrightable works and inventions shall survive the discontinuance or termination of this Agreement for any reason.

         11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to Employee's employment by the Company and supersedes any prior agreements between them, whether written or oral.

         12. Waiver. The failure of either party to insist in any one or more instance, upon performance of the terms and conditions of this Agreement, shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term or condition.

         13. Notices. Any notice to be given under this Agreement shall be deemed sufficient if addressed in writing and delivered personally, by telefax with receipt acknowledged, or by registered or certified U.S. mail to the address first above appearing, or to such other address as a party may designate by notice from time to time.

         14. Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

         15. Amendment. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.


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         16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Raleigh, North Carolina in accordance with the expedited procedures of the Rules of the American Arbitration Association, and judgment upon the award may be rendered by the arbitrator and may be entered in any court having jurisdiction thereof.

         17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in North Carolina for the purposes of any suit, action or other proceeding contemplated hereby or any transaction contemplated hereby.

         18. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and Employee, his heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of Employee may not be delegated or assigned except as may be specifically agreed to by the parties hereto.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         C3, Inc.


                                         By:     /s/Martin J. DeRoy
                                            -----------------------------------
                                                 Martin J. DeRoy, Vice-President


                                                 /s/Jeff N. Hunter
                                            -----------------------------------
                                                Jeff N. Hunter

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POSITION DESCRIPTION                                                   EXHIBIT A
JEFF N. HUNTER - CHIEF EXECUTIVE OFFICER AND PRESIDENT

Purpose

The Chief Executive Officer and President is responsible for directing the Company according to business plan to achieve desired profit and return on investment capital. In particular, this position develops the basic goals, operating plans and policies for the Company and implements board-approved plans. This position will report to the Board of Directors of the Company.


Responsibilities:

Works with the Board of Directors to develop and approve business objectives, policies and plans that improve profit and growth objectives for the Company.

Coordinates the activities of the marketing, sales, manufacturing, research and development, finance and administrative units of the Company. Directs operations to achieve planned performance goals and develops management systems to effectively control each unit.

Leads the development of the organization and personnel, products, facilities, technology and appropriate financial resources to secure the position of the Company and to facilitate its planned development.

Directs periodic review of the Company's strategic market position.

Performs such other responsibilities as may be assigned by the Board of Directors from time to time.



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INCENTIVE COMPENSATION PLANS                                           EXHIBIT B
JEFF N. HUNTER

                                   Background

Each member of the management team can have a significant impact on the Company's ability to meet and exceed its goals. The Company has established an Annual Incentive Compensation Plan and a Long-term Incentive Compensation Plan to provide management and key employees with incentives to not only achieve the performance goals outlined in the business plan, but to exceed those goals.

New goals and targets will be established each year for the Annual Incentive Compensation Plan and goals and targets for the Long-term Incentive Plan will be established from time-to-time.

                     1998 Annual Incentive Compensation Plan

The 1998 Annual Incentive Compensation Plan (Annual Plan) provides for a "target bonus" which is based on a percentage of base compensation. Your specific "target bonus" is outlined below. Each person that participates in the Annual Plan has the ability to earn far in excess of their "target bonus" if the Company exceeds its performance goals.

1. Your "Target Bonus". Your 1998 "target bonus" is 50% of your base compensation, or $55,000.

2. Performance Goals. The Annual Plan performance goals for 1998 have been separated into several categories based on the Company's performance relative to net revenue and pre-tax income. Based upon the Company achieving different performance levels, as outlined in the chart below, the participating employee can earn different percentages of their "target bonus".

                                                NET REVENUE

                             TARGET      TARGET +     OPTIMUM     OUTSTANDING
   PRE-TAX INCOME           >$31.7 M     >$35.6 M    >$42.2 M      >$48.5 M
TARGET >$12.4 M              100%         110%        120%          130%
TARGET + >$16.3 M            150%         165%        180%          195%
OPTIMUM >$22.9 M             225%         245%        270%          290%
OUTSTANDING >$29.2 M         325%         360%        390%          425%

The actual net revenue and pre-tax income from the Company's 1998 audited financial statements will be used to determine the appropriate percentage in the table above. For example, net revenue of $34 million with pre-tax income of $14 million would lead to a bonus equal to 100%


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of the participant's "target bonus"; net revenue of $35.6 million with pre-tax income of $16.3 million would lead to a bonus equal to 165% of the participants "target bonus", etc. If the performance of the Company exceeds the criteria above, the percentages will increase on a similar basis to those used above. If however, the Company does not meet the criteria above, the bonus structure will be modified as follows:

(a) As long as the $12.4 million pre-tax income target is met the bonuses will be awarded at the 100% level.

(b) If pre-tax income is below $12.4 million, so long as the Company achieves a positive pre-tax income, the percentage of the "target bonus" bonus would be reduced on a linear basis. Therefore, the percentage will be calculated by dividing the actual pre-tax net income by the $12.4 million target. No bonuses will be earned or paid if the Company does not achieve positive pre-tax net income.

                      Long-term Incentive Compensation Plan

The Long-term Incentive Compensation Plan (Long-term Plan) provides for the award of equity based incentives (stock options, stock appreciation rights, etc.); the specific grants and terms of which will be determined by the Compensation Committee of the Board of Directors from time-to-time. Generally the awards under the Long-term Plan will vest and become exercisable only upon the attainment of specific operating goals for the target. These targets will be based on factors that are deemed to have a direct impact on the performance of the Company's stock, typically this will be earnings per share.

1. Your Award. Your current award under the Long-term Plan, to be granted only upon completion of an IPO, is incentive stock options for the purchase of 70,000 shares of common stock at $13.50 per share.

2. Vesting Period. These options will vest and become exercisable based upon the Company achieving the following results (note vesting will stop once 100% vesting level has been achieved):

         Completion of IPO                                             15%
         98 Q1 sales > $800k & margin > 28%                             5%
         98 Q1 EPS > $.01 per share (stretch goal)                     10%
         98 Q2 sales > $2.2 M & margin > 36%                            5%
         98 Q2 EPS > $.01 per share (stretch goal)                     10%
         98 Q2 EPS > $.33 per share                                    10%
         1998 TOTAL EPS > $1.13 per share                              25%
         99 Q1 EPS > $1.13 per share                                    5%
         99 Q2 EPS > $1.31 per share                                    5%
         99 Q3 EPS > $1.71 per share                                    5%
         1999 TOTAL EPS > $8.00 per share                              25%
         2000 TOTAL EPS > $14.00 per share                             25%
         2001 TOTAL EPS > $19.00 per share                             25%